                                                                     EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           APPLIEDTHEORY CORPORATION,

                      APPLIEDTHEORY REEF ACQUISITION CORP.

                                       and

                           CRL NETWORK SERVICES, INC.

                                       and

                                 James G. Couch

                              --------------------


                                December 3, 1999


                              --------------------


================================================================================

                                TABLE OF CONTENTS

                                                                                        Page
ARTICLE I THE MERGER.........................................................................1

           1.1.     The Merger..............................................................1
           1.2.     Closing; Effective Time.................................................1
           1.3.     Effect on Capital Stock.................................................2
           1.4.     Valuation of Parent Common Stock in Stock Consideration.................3
           1.5.     Adjustment to Merger Consideration......................................3
           1.6.     Escrow of Parent Common Stock; Adjustment to Merger
                        Consideration.......................................................4
           1.7.     Put Option..............................................................5
           1.8.     Registration Rights.....................................................5
           1.9.     Shares of Dissenting Stockholders.......................................5
           1.10.     Stock Options..........................................................5
           1.11.     Merger Sub Common Stock................................................5
           1.12.     Certificate of Incorporation...........................................5
           1.13.     By-Laws................................................................6
           1.14.     Directors and Officers.................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF
           STOCKHOLDER WITH RESPECT TO AUTHORITY, NO
           VIOLATION, ETC...................................................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES
           REGARDING THE COMPANY.............................................................7

           3.1.     Organization.............................................................7
           3.2.     Capitalization; Subsidiaries.............................................7
           3.3.     Authorization; Binding Agreement.........................................8
           3.4.     Noncontravention.........................................................8
           3.5.     Governmental Approvals...................................................9
           3.6.     No Undisclosed Liabilities...............................................9
           3.7.     Validity of Leases and Contracts.........................................9
           3.8.     Absence of Certain Changes or Events.....................................10
           3.9.     Litigation, Judgments, No Default, Etc...................................12
           3.10.     Compliance..............................................................12
           3.11.     Accounts Receivable.....................................................12
           3.12.     Tax Matters.............................................................13
           3.13.     Employee Benefit Plans..................................................15
           3.14.     Finders and Investment Bankers..........................................17
           3.15.     Collective Bargaining Agreements; Employment Matters....................17
           3.16.     Insurance...............................................................18
           3.17.     Related Parties.........................................................18
           3.18.     Proprietary Rights......................................................18
           3.19.     Compliance with Laws....................................................20



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
           3.20.     Licenses and Permits...................................................20
           3.21.     Copies of Documents....................................................21
           3.22.     No Existing Discussions................................................21
           3.23.     Year 2000..............................................................21
           3.24.     Public Offering Expenses...............................................21
           3.25.     Company Representations and Warranties.................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE
           PARENT AND THE MERGER SUB.......................................................22

           4.1.      Organization...........................................................22
           4.2.      Capitalization.........................................................22
           4.3.      Authorization; Binding Agreement.......................................23
           4.4.      Noncontravention.......................................................23
           4.5.      Governmental Approvals.................................................23
           4.6.      SEC Filings; Financial Statements......................................24
           4.7.      Finders and Investment Bankers.........................................24

ARTICLE V COVENANTS........................................................................25

           5.1.     Conduct of Business of the Company......................................25
           5.2.     Covenants of Parent.....................................................26
           5.3.     Closing Balance Sheet...................................................27
           5.4.     Access and Information..................................................27
           5.5.     Takeover Statutes.......................................................27
           5.6.     No Solicitation.........................................................28
           5.7.     Reasonable Best Efforts; Additional Actions.............................28
           5.8.     Changes in Representation and Warranties; Notification of
                        Certain Matters.....................................................29
           5.9.     Non-Disclosure; Public Announcements....................................29
           5.10.     Indemnification of Directors and Officers..............................30
           5.11.     Lock-up................................................................31
           5.12.     Company Options........................................................32
           5.13.     Company Employees......................................................32
           5.14.     Transfer Taxes.........................................................32
           5.15.     Settlement of Claims Outstanding.......................................32

ARTICLE VI CONDITIONS......................................................................33

           6.1.     Conditions to Each Party's Obligations..................................33
           6.2.     Conditions to Obligation of the Parent and the Merger Sub...............33
           6.3.     Conditions to Obligation of the Company.................................36
           6.4.     Frustration of Closing Conditions.......................................37

ARTICLE VII NATURE AND SURVIVAL OF REPRESENTATIONS
           AND WARRANTIES, ETC.............................................................37

           7.1.     Survival of Representations, Warranties, Etc............................37
           7.2.     Company Stockholder Agreement to Indemnify..............................38
           7.3.     Parent Agreement to Indemnify...........................................40
           7.4.     Procedures Relating to Indemnification..................................40



                                       ii

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
ARTICLE VIII TERMINATION...................................................................41

           8.1.     Termination.............................................................41
           8.2.     Procedure for and Effect of Termination.................................42
           8.3.     Failure to Close by Parent..............................................42

ARTICLE IX MISCELLANEOUS...................................................................43

           9.1.     Certain Definitions.....................................................43
           9.2.     Amendment and Modification..............................................43
           9.3.     Waiver of Compliance; Consents..........................................44
           9.4.     Restrictive Legend......................................................44
           9.5.     Notices.................................................................44
           9.6.     Assignment..............................................................45
           9.7.     Expenses................................................................46
           9.8.     Governing Law...........................................................46
           9.9.     Counterparts............................................................46
           9.10.     Interpretation.........................................................46
           9.11.     Entire Agreement.......................................................46
           9.12.     No Third Party Beneficiaries...........................................46
           9.13.     Severability...........................................................46

Exhibit 1.6...............................................................4
Exhibit 1.7...............................................................5
Exhibit 1.8...............................................................5
Exhibit 3.6........................................................3, 9, 27
Exhibit 5.15.............................................................32
Exhibit A.................................................................9
Schedule 3.10............................................................12
Schedule 3.11............................................................12
Schedule 3.12............................................................13
Schedule 3.13(a).........................................................15
Schedule 3.13(c).........................................................16
Schedule 3.13(d).........................................................16
Schedule 3.13(e).........................................................16
Schedule 3.14............................................................17
Schedule 3.15(c).........................................................18
Schedule 3.17............................................................18
Schedule 3.18....................................................18, 19, 20
Schedule 3.2(a)...........................................................7
Schedule 3.2(b)...........................................................8
Schedule 3.23............................................................21
Schedule 3.4..............................................................8
Schedule 3.6...........................................................4, 9
Schedule 3.7......................................................9, 10, 34
Schedule 3.8.............................................................10
Schedule 3.9.............................................................12
Schedule 4.2.............................................................22



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Schedule 4.7.........................................................24, 25
Schedule 5.1.............................................................25
Schedule 5.2.............................................................26
Schedule 5.3......................................................3, 27, 34

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of December 3, 1999 (the "Agreement"), by and among AppliedTheory Corporation, a Delaware corporation (the "Parent"), AppliedTheory Reef Acquisition Corp., a Delaware corporation wholly-owned by the Parent (the "Merger Sub"), CRL Network Services, Inc., a Delaware corporation (the "Company"), and James G. Couch (the "Company Stockholder").

          WHEREAS, the Company Stockholder and the respective Boards of Directors of the Parent, the Merger Sub and the Company have approved this Agreement pursuant to which, among other things, the Company will be merged with and into the Merger Sub (the "Merger") on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the "DGCL"); and

          WHEREAS, the Parent, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

          NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

          1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the DGCL, the Company shall be merged with and into the Merger Sub, with the Merger Sub being the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of the Company shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL. The Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations."

          1.2. Closing; Effective Time. Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Dewey Ballantine LLP, as soon as practicable but in no event later than 10:00 a.m. New York City time on the second Business Day after the earliest date on which each of the conditions set forth in Article VI (other than conditions that are satisfied by the delivery of documents or the payment of money at or prior to the Closing) have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, the Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of

Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time of such filing or as of such subsequent date or time as the Parent and the Company shall agree to and shall be set forth in the Certificate of Merger (the "Effective Time").

          1.3. Effect on Capital Stock.

               (a) At the Effective Time, each share of common stock, par value $.0001 per share, of the Company (the "Company Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.9) and Parent Shares (as defined in Section 1.3(b)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) an amount in cash (without interest), rounded to the nearest cent, equal to Ten Million Dollars ($10,000,000) (the "Cash Consideration") divided by the number of shares of Company Stock outstanding as of the Effective Time and (ii) such number of shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") as shall be equal to Two Million, Thirty One Thousand, Two Hundred and Fifty (2,031,250), divided by the number of shares of Company Stock outstanding as of the Effective Time (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"); provided, that the Merger Consideration shall be subject to adjustment as set forth in Section 1.5 hereof; and provided, further that as set forth in paragraph (c) of this Section 1.3, no fractional share of Parent Common Stock shall be delivered hereunder. Subject to Sections 1.5 and 1.6 hereof, the Merger Consideration shall be delivered to the holders of Company Common Stock at the Closing in exchange for certificates representing all outstanding shares of Company Stock and any other outstanding ownership interests in the Company. The Company Stockholder acknowledges and agrees that the Parent Common Stock delivered to the holders of Company Stock hereunder shall not be registered under the Securities Act of 1933, as amended, (the "Securities Act") and that the sale or other disposition of such Parent Common Stock shall be subject to the restrictions arising under Rule 144 of the Securities Act until a registration statement shall have been filed for the purposes of registering such Parent Common Stock under the Securities Act. As of the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration per share of Company Stock shall be adjusted accordingly.

               (b) Each share of Company Stock held in the Company's treasury immediately prior to the Effective Time, if any, and each share of Company Stock then owned by the Parent, the Merger Sub or any other wholly-owned subsidiary of the Parent other than any such shares held on behalf of third parties, if any (collectively, "Parent Shares"), shall, by virtue of the Merger, automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each record holder of shares of Company Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the per share value of Parent Common Stock as set forth in Section 1.4 hereof.

               (d) Each of Parent, Merger Sub and the Company shall be entitled to deduct and withhold from the Merger Consideration and cash in lieu of fractional shares (an any dividends or distributions thereon) otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that Parent, Merger Sub or the Company so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of which such deduction and withholding was made by Parent, Merger Sub or the Company, as the case may be.

          1.4. Valuation of Parent Common Stock in Stock Consideration. For purposes of this Agreement, the per share value of the Parent Common Stock delivered to the Company Stockholder as Stock Consideration shall be Sixteen Dollars and No Cents ($16.00).

          1.5. Adjustment to Merger Consideration. The Merger Consideration into which the Company Stock shall be converted at the Effective Time in accordance with Section 1.3 hereof shall be subject to the following adjustments:

               (a) in the event that the annualized Run-Rate Revenue for the Company and for the business of the Company as reported on the Closing Balance Sheet (as defined in Section 5.3 hereof) is less than ninety-seven point five percent (97.5%) of the annualized Run-Rate Revenue reported in the financial statements for the Company which are attached hereto as Exhibit 3.6, the total Merger Consideration shall be reduced by reducing the Cash Consideration and the Stock Consideration on a pro rata basis in an aggregate amount equal to that amount which is the difference between 97.5% of the annualized Run-Rate Revenue as reported on Exhibit 3.6 hereof and the annualized Run-Rate Revenue as reported on Schedule 5.3 hereof; and

               (b) in the event that the Closing Balance Sheet shall report an increase in the difference between the total liabilities of the Company, including capitalized lease obligations, and the actual current assets of the Company, as compared to the difference between the total liabilities of the Company, including capitalized lease obligations, and the actual current assets of the Company reported on the financial statements of the Company which are attached hereto as Schedule 3.6, the total Merger Consideration shall be reduced by reducing the Cash Consideration and the Stock Consideration on a pro rata basis in an amount equal to the amount of such increase.

          1.6. Escrow of Parent Common Stock; Adjustment to Merger Consideration. The parties hereto agree that, at the Closing, a portion of the Parent Common Stock delivered to the Company Stockholder as Stock Consideration representing $4,250,000 (valued as provided in Section 1.4 hereof) (the "Escrow Fund") shall be held by an escrow agent subject to an escrow agreement (the "Escrow Agreement") by and among the Parent, the Company, the Company Stockholder and a third party who shall be jointly selected by Parent and the Company Stockholder prior to Closing (the "Escrow Agent"). A form of the Escrow Agreement is attached hereto as Exhibit 1.6. The parties hereto acknowledge and agree that the Escrow Agent shall hold the Escrow Fund as escrow agent pursuant to the Escrow Agreement. The Company Stockholder and the Parent further acknowledge and agree that they shall each be responsible for up to one half of any administration and other fees charged by such a third party agent up to four thousand dollars ($4,000) or up to two thousand dollars ($2,000) each; provided, that the Company Stockholder shall be solely responsible for any administration and other fees charged by such third party escrow agent in excess of four thousand dollars ($4,000). The Escrow Fund shall be subject to the Escrow Agreement, provided, that, as further described in the Escrow Agreement, during the term of the Escrow Agreement, the Company Stockholder shall be deemed the owner of and shall have voting power over all Parent Common Stock in the Escrow Fund, provided, further that any dividends or other distributions on the Parent Common Stock that are made in the form of cash or any other form of property, except for ownership rights in the Company or any Subsidiary thereof, shall be distributed to the Company Stockholder, provided, further that any dividends or other distributions on the Parent Common Stock that are made in the form of capital stock or of any other form of ownership interest in the Company or any of its Subsidiaries shall remain in the Escrow Fund until the end of the term of the Escrow Agreement. As further provided in the Escrow Agreement, if during the term of the Escrow Agreement the Parent shall suffer a Loss in accordance with
Section 7.2 hereof, Parent shall be entitled to receive for its own account payment out of the Escrow Fund of that number of shares of Parent Common Stock, valued as set forth in Section 1.4, as is required to reimburse Parent for such Loss and satisfy Parent's right to indemnification under Section 7.2. Any claims for payment in respect of Losses (as defined in Section 7.2 hereof) which are made by Parent under Section 7.2 hereof during the period between the Closing and the one-year anniversary of the Closing (the "Escrow Release Date") shall be satisfied out of the Escrow Fund unless and until the Escrow Fund shall be depleted, in which case Parent shall be entitled to payment directly from the Company Stockholder in satisfaction of any Losses; provided, that the Parent's right to payment for Losses is in all cases, in addition to and not in substitution of any other rights or remedies available to Parent under this Agreement, any other agreement in respect of the transactions contemplated by this Agreement, or by operation of law or in equity, including the right to specific performance or injunctive relief. On the Escrow Release Date, any shares of Parent Common Stock remaining in the Escrow Fund shall be released to the Company Stockholder, subject to the provisions of the Escrow Agreement.

          1.7. Put Option. The Parent Common Stock to be delivered to the holders of Company Stock as Merger Consideration shall be subject to a put option agreement between the Parent and such holders of Company Stock who execute such agreement in the form attached hereto as Exhibit 1.7 (the "Put Option Agreement").

          1.8. Registration Rights. The Parent Common Stock to be delivered to the holders of Company Stock as Stock Consideration shall have the benefit of a registration rights agreement between the Company and such holders of Company Stock who execute such agreement the Parent in the form attached hereto as
Exhibit 1.8 (the "Registration Rights Agreement").

          1.9. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected his appraisal rights under
Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or exchangeable for the right to receive the Common Stock Consideration but shall entitle the holder thereof to receive payment therefor as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the DGCL, each share of Company Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, in accordance with Section 1.3, and such shares shall no longer be Dissenting Shares.

          1.10. Stock Options. At the Closing, each option, subscription, put, call, warrant, stock appreciation right or other right to issue or any obligation to redeem or purchase, any of the Company's authorized capital stock or any other ownership interests in the Company (each a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Stock, shall be automatically cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          1.11. Merger Sub Common Stock. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Common Stock of the Surviving Corporation.

          1.12. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

          1.13. By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.14. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
                  WITH RESPECT TO AUTHORITY, NO VIOLATION, ETC.

          The Company Stockholder hereby represents and warrants to Parent as follows:

               (a) No Other Agreements to Sell the Company Stock or the Business of the Company. The Company Stockholder has no obligation, absolute or contingent, to any other Person to (i) sell his or its Company Stock (other than the sales contemplated hereby), (ii) sell any assets of the Company (other than sales of inventory in the ordinary course of the Company's business), (iii) issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of the Company (other than the sales contemplated hereby), (iv) effect any merger, consolidation or other reorganization of the Company (other than the Merger contemplated hereby) or (v) enter into any agreement with respect to the foregoing (other than this Agreement).

               (b) Ownership of Company Stock. The Company Stockholder is the beneficial and record owner of his shares of Company Stock, free and clear of any Liens (as hereinafter defined) of any nature whatsoever and, at the Closing, will transfer to Parent good and indefeasible title to such shares of Company Stock, free and clear of any Lien.

               (c) Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of the Company Stockholder, threatened by or against or affecting the Company Stockholder or his Company Stock and, to the knowledge of the Company Stockholder, there is no investigation pending or threatened against or affecting the Company Stockholder or his Company Stock, in each case before any court or governmental or regulatory authority or body, that could reasonably be expected to have an effect on the consummation of the transactions contemplated by this Agreement or his Company Stock following the Closing. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against such Stockholder with respect to his Company Stock.

               (d) Authority; Execution and Delivery. The Company Stockholder has the power, capacity and authority to enter into this Agreement and to perform fully his obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and constitutes the legal, valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms, except as the enforcement hereof (or thereof) may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

               (e) Knowledge. The Company Stockholder has no knowledge that the representations and warranties in this Article II are not also accurate as regards the other holders of Company Stock.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              REGARDING THE COMPANY

          The Company and the Company Stockholder hereby jointly and severally represent and warrant to the Parent as follows:

          3.1. Organization. The Company and each of its Subsidiaries (as defined in Section 9.1) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.1) on the Company. The Company has previously delivered or made available to the Parent correct and complete copies of the certificates of incorporation and by-laws (or equivalent governing instruments), as currently in effect, of the Company and each of its Subsidiaries.

          3.2. Capitalization; Subsidiaries.

               (a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Stock, of which 19,038,832 shares of Company Stock are issued and outstanding and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued or outstanding. Except as set forth on Schedule 3.2(a), no other shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding and there are no outstanding Company Options. All issued and outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Schedule 3.2(a), the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Except as disclosed on
Schedule 3.2(a), there are no



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

shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company.

               (b) Except as disclosed on Schedule 3.2(b) and except for its interest in its Subsidiaries, the Company does not own, directly or indirectly, any material equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are owned by the Company or any other Subsidiary of the Company (collectively, the "Company Subsidiary Shares"), have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations with respect to any of the Company Subsidiary Shares and all of the Company Subsidiary Shares are owned by the Company free and clear of all liens, claims, pledges, charges, claims, encumbrances, third party rights, security interests or other restrictions (collectively, "Liens") with respect thereto. No Subsidiary of the Company has outstanding any subscription, option, put, call, warrant or other right or commitment to issue, nor any obligation or commitment to redeem or purchase, any of its authorized capital stock, or any securities convertible into or exchangeable for any of its authorized capital stock.

          3.3. Authorization; Binding Agreement. The Company has the full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and (assuming the accuracy of the representations and warranties in Section 4.3) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          3.4. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (b) except as set forth on Schedule 3.4, require any consent or approval under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Real Property Lease (as hereinafter defined), Contract (as hereinafter defined), Future Contract (as hereinafter defined), Indebtedness (as hereinafter defined) or any other note, bond, mortgage, indenture, license, agreement or other instrument or obligation (the "Other Agreements") to which the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any of its Subsidiaries or any portion of their properties or assets; provided, however, that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          3.5. Governmental Approvals. No consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Government Entity") on the part of the Company or any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the obtaining of a tax clearance certificate for the Company from the California Franchise Tax Board, (c) the filing of a certified copy of the Certificate of Merger with the California Secretary of State, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the Company from consummating the transactions contemplated hereby.

          3.6. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are not reflected in the financial statements for the Company as of September 30, 1999 which are attached as Exhibit A to that certain letter agreement dated as of October 19, 1999 between Parent, the Company and the Company Stockholder on behalf of all holders of Company Stock and attached hereto as Exhibit 3.6, except for (i) liabilities and obligations incurred in the ordinary course of business since September 30, 1999 relating to the period after September 30, 1999, none of which, individually or in the aggregate, has had a Material Adverse Effect on the Company, (ii) liabilities or obligations arising as a result of the transactions contemplated hereby, or
(iii) liabilities or obligations disclosed on Schedule 3.6.

          3.7. Validity of Leases and Contracts. Neither the Company nor any of its Subsidiaries owns any real property. Attached hereto as Schedule 3.7 is a list of every (a) lease of real property and all other leased interests in real property that are used by the Company (a "Real Property Lease"), (b) all material leases, licenses, contracts, agreements, purchase or sales orders, employee secrecy or confidentiality agreements, undertakings, indentures and commitments, written or oral, to which the Company is a party or by which any of the assets of the Company are then bound, including all ongoing agreements, licenses, commitments or other engagements and other instruments of any kind, including all agreements and understandings by any person or entity with the Company with respect to non-competition or non-disclosure that relate to the Company or any of its assets, but excluding Company Plans (as hereinafter defined), (the "Contracts"), (c) any written proposal, quotation or bid made or received by the Company in connection with its business that, if accepted, would lead to a contract for the provision of services by the Company (a "Future Contract") and (d) all material agreements or undertakings, whether written or oral, providing for the borrowing or lending of money by, pledging the credit of, or guaranteeing of any indebtedness of others by the Company or any of its Subsidiaries (collectively "Indebtedness"). Except as disclosed on Schedule 3.7, each Real Property Lease or Contract pursuant to which the Company leases real or personal property and each other Contract, Future Contract or Indebtedness, is valid and enforceable in accordance with its terms and neither the Company nor any of its Subsidiaries is in default under any material provision of any such lease or contract. To the best of the Company's knowledge, upon the completion of the transactions contemplated under this Agreement, each such agreement will be valid and binding and enforceable by the Surviving Corporation in accordance with its terms. To the best of the Company's knowledge, any party from whom the Company leases real property or which is a party to any Contract, Future Contract or Indebtedness, is not, and will not be with due notice or lapse of time or both, in material default under any provision of any such Real Property Lease, Contract, Future Contract or Indebtedness.

          3.8. Absence of Certain Changes or Events. Since September 30, 1999, except as disclosed on Schedule 3.8, the Company and its Subsidiaries have conducted business in the ordinary and usual course and, without limiting the generality of the foregoing:

               (a) There have been no changes, developments, events, conditions or state of affairs (other than general economic or industry conditions or similar matters not specific to the Company) which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company.

               (b) There have not been any changes in the capital stock outstanding of the Company, any issuance of any security convertible into the capital stock of the Company or any of its Subsidiaries or any declaration, setting side or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the capital stock of the Company or any of its Subsidiaries.

               (c) Neither the Company nor any of its Subsidiaries has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of the capital stock of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit mergers between the Company's Subsidiaries.

               (d) Neither the Company nor any of its Subsidiaries has sold, assigned, conveyed or otherwise transferred any Proprietary Right (as defined in Section 3.18), except that the foregoing shall not prohibit the transfer of any Proprietary Right between the Company's Subsidiaries.

               (e) Neither the Company nor any of its Subsidiaries has sold, assigned, conveyed or otherwise transferred any material asset of the Company or any of its Subsidiaries.

               (f) Neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any assets of the Company or any of its Subsidiaries.

               (g) Neither the Company nor any of its Subsidiaries has cancelled, terminated, entered into or modified any material Contract or Real Property Lease.

               (h) Neither the Company nor any of its Subsidiaries has waived any material right of the Company with respect to the business of the Company, whether or not in the ordinary course of business.

               (i) Neither the Company nor any of its Subsidiaries has incurred any material liability or loss with respect to any of the assets or operations of the Company, except for liabilities incurred in the ordinary course of business, consistent with past practices, which do not result in a Material Adverse Effect.

               (j) Neither the Company nor any of its Subsidiaries has incurred any capital expenditure or executed any lease or other agreement with the respect to any assets of the Company or any aspect of the business of the Company, or incurred any liability therefor, requiring any payment or payments in excess of $25,000 individually or $250,000 in the aggregate.

               (k) There have not been any material cancellations or any threats of material cancellations by any supplier, customer or contractor of the Company or any of its Subsidiaries with respect to the business of the Company.

               (l) Neither the Company nor any of its Subsidiaries has effected any amendment or supplement to, or extension of, any Company Plan (as defined in 3.12(a)), excluding administrative or similar amendments that do not increase the liability of the Company or any of its Subsidiaries under any such Company Plan (other than immaterial adjustments).

               (m) Neither the Company nor any of its Subsidiaries has paid to or for the benefit of any of its directors, officers or employees any compensation of any kind other than wages, salaries, bonuses and benefits at times and rates in effect on or prior to December 31, 1998, other than scheduled increases and increases in the ordinary course of business consistent with past practice.

               (n) Neither the Company nor any of its Subsidiaries has effected any amendment or modification to its certificate of incorporation or by-laws (or equivalent governing documents), except that the foregoing shall not prohibit mergers between the Subsidiaries.

               (o) Neither the Company nor any of its Subsidiaries has made any material change, and the Company has no knowledge of any change, in accounting methods or principles used for financial or regulatory reporting purposes, except for changes which are required of all companies conducting a business similar to that conducted by the Company.

               (p) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement or otherwise agreed to do any of the foregoing.

          3.9. Litigation, Judgments, No Default, Etc.

               (a) Except as described on Schedule 3.9, (a) there is no action or proceeding pending or, to the best knowledge of the Company, threatened before any federal or state court or agency or similar forum to which the Company or any of its Subsidiaries is a party, the outcome of which individually or in the aggregate would have a Material Adverse Effect on the Company, (b) there is no judgment, decree, injunction, rule or order (collectively "Orders") of any court, arbitrator or Government Entity outstanding against the Company or any of its Subsidiaries, and (c) to the best knowledge of the Company, there are no facts that would result in any such action or proceeding which would have a Material Adverse Effect on the Company.

               (b) Except as set forth on Schedule 3.9, the claims asserted in the action entitled Olivia Han v. CRL Network Services, Inc., Phil Burkhart, et al., Case No. 301458 in the Superior Court of California, County of San Francisco have been settled and disposed of and the Surviving Corporation shall not bear any responsibility or liability in respect thereof, including responsibility for any legal fees, settlement expenses or other expenses incurred in respect of such claim. There are no other actions or proceedings pending or threatened before any federal or state court or agency or forum in respect of the subject matter of such claim or any similar circumstances or facts, nor do any facts or circumstances exist which could give rise to such actions or proceedings.

          3.10. Compliance. Except as disclosed on Schedule 3.10, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (a) its certificate of incorporation or by-laws (or equivalent governing instruments), or (b) any Real Property Lease, Contract, Future Contract, Indebtedness and Other Agreements to which the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound; provided, however, that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company.

          3.11. Accounts Receivable. Attached hereto as Schedule 3.11 is a complete list of the accounts receivable of the Company and any of its Subsidiaries as at September 30, 1999. Except as set forth on such schedule, the accounts receivable of the Company arose out of the ordinary course of business of the Company, have been billed or invoiced in the ordinary course of business in accordance with all applicable laws, regulations and administrative rulings and procedures, represent bona fide indebtedness of the applicable debtor of the Company or any of its Subsidiaries, not subject to defense, set-off or counterclaim and are collectible in full, net of the reserves set forth in the books of the Company.

          3.12. Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, alternative minimum, severance or withholding taxes or charges imposed by any governmental entity, whether foreign or domestic, and includes any additions to tax, interest and penalties (civil or criminal), and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

          Except as disclosed on Schedule 3.12:

               (a) Filing of Timely Tax Returns. All Tax Returns required to be filed by the Company and each of its Subsidiaries under applicable law have been filed on a timely basis. All such Tax Returns were and are true, complete and correct.

               (b) Payment of Taxes. The Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those being contested in good faith. No written claim (and, to the Company's knowledge, no other claim) has ever been made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (c) Tax Reserves. Except as previously disclosed by the Company to the Parent, the Company and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records (i) reserves adequate to pay all Taxes and all deficiencies in Taxes asserted, proposed or threatened against the Company or its Subsidiaries and (ii) reserves for deferred income taxes, in each case in accordance with GAAP.

               (d) Tax Liens. There are no Tax liens upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due.

               (e) Withholding Taxes. The Company and each of its Subsidiaries have complied in all respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") relating to the withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as any similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

               (f) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (g) Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted, assessed or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries that has not be resolved and paid in full or previously disclosed by the Company to the Parent.

               (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns. Further, to the best of the knowledge of the Company and the Company Stockholder, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authority.

               (j) Tax Rulings. Neither the Company nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that could have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

               (k) Availability of Tax Returns. To the extent not previously provided, as soon as practicable after the date hereof, the Company and its Subsidiaries will make available to the Parent complete and accurate copies of such of the following materials as the Parent may reasonably request: (i) Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries since the Company's incorporation, (ii) audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries and (iii) Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority.

               (l) Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing or similar agreement or arrangement with any person other than the Company and its Subsidiaries.

               (m) Affiliated Groups; Liability for Others. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing consolidated, combined or unitary Tax Returns other than an affiliated group in which the Company was the parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

               (n) Section 341(f). Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

               (o) Section 168. No property of the Company or any of its Subsidiaries is property that the Company or any such Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

               (p) Section 481 Adjustments. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and to the best of the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

               (q) Section 280G. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, either directly or indirectly, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (r) Real Property Holding Corporation. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

          3.13. Employee Benefit Plans.

               (a) Schedule 3.13(a) sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of section 3(1) of the Employee Retirement

Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") for the benefit of any employee or former employee of the Company or any of its Subsidiaries. Such plans are referred to collectively herein as the "Company Plans".

               (b) The Company has heretofore made available to Parent with respect to each of the Company Plans true and correct copies of each of the following documents if applicable: (i) the Company Plan document; (ii) the actuarial report for such Company Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for such Plan, (iv) the most recent summary plan description and related summaries of material modifications and (v) the Form 5500 tax forms for each of the last two years.

               (c) Except as set forth in Schedule 3.13(c), each of the Company Plans is in material compliance with its terms and the applicable provisions of the Code and ERISA; each of the Company Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Company Plan is qualified and the Company knows of no condition or event that could reasonably be expected to adversely affect such status; neither the Company, its Subsidiaries, nor any ERISA Affiliate has or at any time in the past has had (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code,
(ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA); and there are no pending, or to the knowledge of the Company, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto.

               (d) Except as set forth on Schedule 3.13(d), neither the Company nor any Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code and to comply with Section 601 of ERISA.

               (e) Except as described in Schedule 3.13(e), the execution of, and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of the Company or any of its Subsidiaries.

               (f) With respect to each Company Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

               (g) The Company and each of its Subsidiaries is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding except as would not be reasonably likely to have a Material Adverse Effect on the Company.

          3.14. Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except as disclosed on Schedule 3.14, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the party or parties identified on Schedule
3.14 by the Company in accordance with an agreement between the Company and Daniels & Associates, L.P., a copy of which has been made available to the Parent.

          3.15. Collective Bargaining Agreements; Employment Matters.

               (a) Neither the Company nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement with any labor union. There are no labor controversies pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

               (b) There are no pending collective bargaining negotiations relating to the employees of the Company. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Company, no such petitions have been pending within the past five years and, to the knowledge of the Company, there has not been any general solicitation of representation cards by any union seeking to represent the employees of the Company as their exclusive bargaining agent at any time within the past five years. There is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of the Company, threatened, against the Company before the National Labor Relations Board or any other governmental entity. There is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened, against or affecting the Company, nor has there been any such activity within the past two years.

                (c) Except as set forth on Schedule 3.15(c) hereto, there are no pending claims by any current or former personnel against the Company or any of its Subsidiaries, there are no pending claims against the Company or any of its Subsidiaries arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards.

          3.16. Insurance. Each of the Company and the Subsidiaries carries insurance with insurers that, to the knowledge of the Company, are solvent, in amount and types of coverage which are customary in the industry and against risks and losses which are usually insured against by persons holding or operating similar properties and similar businesses. No material claims have been asserted under any of such insurance policies or relating to the properties, assets or operations of the Company or any of its Subsidiaries since December 31, 1998.

          3.17. Related Parties. Except as set forth on Schedule 3.17, (a) no officer or director of the Company or any of its Subsidiaries, or any Affiliate of any such person, has, either directly or indirectly, a beneficial interest, or alleges a claim of beneficial interest, in any contract or agreement to which the Company or any of its Subsidiaries may be bound (excluding any insurance policies and any annuities or other investment products under which any officer or director may be a policyholder or beneficiary) and (b) no officer or director of the Company or any of its Subsidiaries has, either directly or indirectly, an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company or any of its Subsidiaries other than shares of publicly held companies not in excess of 1% of such companies' outstanding shares.

          3.18. Proprietary Rights.

                (a) "Intellectual Property" shall mean all domestic and foreign industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, databases, "URL's" and Internet domain names and applications thereof (and all interest therein), computer programs and other computer software), user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

                (b) Schedule 3.18 is a true, correct and complete list of material patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, service marks, service mark registrations, applications for service mark registrations, trade names, copyright registrations or applications for copyright registrations (collectively referred to as "Proprietary Rights") owned by the Company or the Subsidiaries in their respective businesses. To the best of the Company's knowledge, the Company owns, free and clear of any claims, liens, encumbrances, obligations and liabilities, of, or has and will have a valid license, without the payment of any royalty except with respect to off-the-shelf software and otherwise on commercially reasonable terms, to, use, sell, license (or sublicense) transmit, broadcast, deliver (electronically or otherwise) and dispose of all Intellectual Property in each case to the extent necessary for the Company to conduct its business as now conducted and as contemplated to be conducted. With respect to all agreements for the lease or license of Intellectual Property, the Company has obtained such consents or taken such other actions required for the consummation of this Agreement. To the best of the Company's knowledge, the Company will have the right to bring actions for the infringement of its Proprietary Rights.

                (c) The execution, delivery and performance of this Agreement will not breach, violate or conflict with any instrument or agreement governing any Proprietary Rights, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Right or in any way impair the right of the Company to use, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) or dispose of or to bring any action for the infringement of, any Proprietary Right or portion thereof.

                (d) To the best of the Company's knowledge, except as set forth on Schedule 3.18, there are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, license (or sublicense), sale, transmission, broadcast, delivery (electronically or otherwise) or disposition of the Proprietary Rights, other than sales commissions paid in the ordinary course of business.

                (e) To the best of the Company's knowledge, neither the manufacture, marketing, license, sale, transmission, broadcast, delivered (electronically or otherwise) or use of any product or service currently or currently proposed to be licensed, sold, marketed, transmitted, broadcast, delivered (electronically or otherwise) or used by the Company or currently under development by the Company, violates any license or agreement of the Company with any third party or infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property rights and rights of privacy or publicity; nor, to the best of the Company's knowledge, is any third party infringing upon, or violating any license or agreement with the Company relating to, any Proprietary Right; and there is no pending or, to the best of the Company's knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license, transmit, broadcast, deliver (electronically or otherwise) or dispose of any Proprietary Right, nor, to the best of the Company's knowledge, is there a basis for any such claim, nor has the Company received any notice asserting that any Proprietary Right or the proposed use, manufacture, sale, license, transmission, broadcast, delivery (electronically or otherwise) or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company is there any basis for any such assertion.

                (f) All current and former officers, employees and consultants of or to the Company have executed and delivered to and in favor of the Company an agreement regarding the protection of confidential and proprietary information and the assignment to the Company of all Intellectual Property arising from the services performed for the Company by such persons. The Company has made commercially reasonable efforts to safeguard and maintain (i) its proprietary rights in all Proprietary Rights and (ii) the secrecy and confidentiality of the Proprietary Rights.

                (g) To the best of the Company's knowledge, any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship included in the Proprietary Rights of the Company that were created, prepared or delivered by employees of the Company during the regular course of such employee's employment with the Company, or by consultants, independent contractors or other third parties for or on behalf of the Company (including any materials and elements created, prepared or delivered by such parties in connection therewith) are intended to constitute "works made for hire" specially ordered or commissioned by the Company, within the meaning of United States' copyright law, and all right, title and interest therein (including any materials and elements created, prepared or delivered by such parties in connection therewith) have been assigned to the Company.

                (h) Schedule 3.18 contains a true and complete list of all (i) of the Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, registered copyrights, copyright applications, domain names and domain name applications and (ii) other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Company to perfect or protect its interest therein. The Company has previously furnished to each of the Parents evidence of ownership by the Company of its Intellectual Property.

          3.19. Compliance with Laws. The businesses of the Company and each Subsidiary have been conducted in all material respects in accordance with all Legal Requirements applicable to the Company or any of its Subsidiaries (excluding ERISA, which is covered by Section 3.13); provided, however, that no representation or warranty is made in this sentence with respect to conduct not in accordance with any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice of alleged material violations of any of the foregoing, and there are no presently existing circumstances which would result or be likely to result in violations of any of the foregoing, nor are there any pending or, to the best knowledge of the Company, threatened hearings or investigations with respect to alleged material violations of any of the foregoing.

          3.20. Licenses and Permits. Each of the Company and its Subsidiaries has obtained, and is in compliance in all material respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all Government Entities and all courts and other tribunals for the conduct of the businesses and operations of the Company and its Subsidiaries as now conducted (collectively, the "Required Licenses"), and there are no proceedings pending or, to the best knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Required License; provided, however, that no representation or warranty is made in this Section 3.20 with respect to revocations, cancellations, suspensions or modifications of Required Licenses that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          3.21. Copies of Documents. The Company has previously delivered to Parent true and complete copies of (or, in the case of any oral agreements or arrangements, true and complete written summaries thereof) all of the agreements, arrangements or other documents in respect of items identified on any schedule to this Agreement which is prepared by or for the Company, as well as:

                (a) all Required Licenses; and

                (b) all written results of any examinations of the Company or any of its Subsidiaries or any of their businesses by any governmental agency, whether federal, state or local, in the past five years.

          All books of account, financial and accounting records and other data of the Company relating to the Company, any of its Subsidiaries or any of their businesses, including customers' and suppliers' lists, all payroll, personnel and other employee records and any minute books have been maintained in all material respects in accordance with good business practices and, as applicable, in accordance with GAAP consistently applied.

          3.22. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Takeover Proposal (as defined in Section 5.6(b) hereof).

          3.23. Year 2000. Except as set forth on Schedule 3.23, all internal computer systems that are material to the business, finances or operations of the Company ("Material Systems") are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century ("Year 2000 Compliant") or can be freely modified to be made Year 2000 Compliant without breaching any third party license agreements or otherwise infringing any intellectual property rights of any third party. All Material Systems that are not Year 2000 Compliant as of the date of this Agreement are set forth in
Schedule 3.23.

          3.24. Public Offering Expenses. The Company has paid all legal, accounting, printing, registration and other professional expenses ("IPO Fees") incurred with respect to the Company's attempted initial public offering (evidence of which is the Company's registration statement on Form S-1, Securities and Exchange Commission File No. 333-74793) except for IPO Fees equal in the aggregate to Six Hundred and Ninety Thousand Dollars ($690,000), and there are no other IPO Fees outstanding nor will any additional claims for IPO Fees be made by any party after the date hereof.

          3.25. Company Representations and Warranties. All references to the Company in this Agreement shall be deemed to include any Subsidiaries of the Company and, in making any representations or warranties in or under this Agreement, the Company shall also be deemed to be making such representations or warranties on behalf of any Subsidiaries of the Company; provided, that the preceding clause of this sentence shall not apply in those instances where, in light of the language and context of the applicable provision, the result would be to give rise to an inconsistency.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                          THE PARENT AND THE MERGER SUB

          The Parent and the Merger Sub represent and warrant to the Company as follows:

          4.1. Organization. Each of the Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent and each of its Subsidiaries is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent. The Merger Sub is a newly formed, wholly-owned subsidiary of the Parent and, except for activities incident to the acquisition of the Company, the Merger Sub has not engaged in any business activities of any type or kind whatsoever.

          4.2. Capitalization. The authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Parent Common Stock"). At the close of business on December 2, 1999, there were 21,346,939 shares of Parent Common Stock outstanding and no shares of Parent Preferred Stock issued and outstanding. Except as set forth on Schedule 4.2, no other shares of capital stock of the Parent are authorized, reserved for issuance or issued and outstanding and there are no outstanding Company Options. All issued and outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Schedule 4.2, the Parent does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Except as disclosed in the Parent SEC Filings (as hereinafter defined), there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Parent is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          4.3. Authorization; Binding Agreement. Each of the Parent and the Merger Sub has the full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the issuance of the shares of Parent Common Stock pursuant hereto (the "Stock Issuance") and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub. This Agreement has been duly and validly executed and delivered by each of the Parent and the Merger Sub and (assuming the accuracy of the representations and warranties in Section 3.4) constitutes a legal, valid and binding agreement of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          4.4. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of the Parent or any of its Subsidiaries, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Parent or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) violate any Legal Requirements applicable to the Parent or any of its Subsidiaries or any portion of their properties or assets; provided, however, that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

          4.5. Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of the Parent or any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Parent or the Merger Sub of this Agreement or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the

Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (c) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the Stock Issuance, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made would not, individually or in the aggregate, result in a Material Adverse Effect on the Parent or prevent the Parent or the Merger Sub from consummating the transactions contemplated hereby.

          4.6. SEC Filings; Financial Statements. The Parent has made all filings required to be made with the Securities and Exchange Commission (the "SEC") since April 30, 1999 and has delivered or made available to the Company true, correct and complete copies of Parent's prospectus filed with the SEC on April 30, 1999 (the "Parent Prospectus") and all of Parent's reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Parent with the SEC since April 30, 1999 (collectively, including the Parent Prospectus, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The financial statements of the Parent and its Subsidiaries included or incorporated by reference in the Parent Prospectus or the Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Parent 1999 Third Quarter Form 10-Q") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Except as disclosed in writing to the Company or otherwise publicly disclosed by the Parent, (i) since the date of the balance sheet contained in the Parent 1999 Third Quarter Form 10-Q, there has not been any material adverse change in the business, operations, properties, prospects, liabilities, results of operations, assets or condition (financial or otherwise) of the Parent and no event has occurred or circumstances exist that could reasonably be expected to result in a material adverse effect on the Parent, and (ii) there is no fact known to the Parent which has specific application to the Parent (other than general economic or industry conditions) and which materially adversely affects or, so far as the Parent can reasonably foresee, materially threatens, the business or financial condition of the Parent.

          4.7. Finders and Investment Bankers. None of the Parent or any of its Subsidiaries or any of their respective officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except as disclosed on Schedule 4.7 or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the party or parties identified on Schedule 4.7, all of which fees have been or will be paid by the Parent.

                                   ARTICLE V

                                    COVENANTS

          5.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and employees and others with which it has business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.1, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of the Parent:

                (a) amend or propose to amend its certificate of incorporation or by-laws (or equivalent governing instruments) (other than in connection with mergers between Subsidiaries of the Company);

                (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company, other than shares of Company Stock issuable upon exercise of Company Options outstanding on the date of this Agreement in accordance with the present terms thereof;

                (c) split, combine or reclassify any shares of Company Stock or declare, pay or set aside for payment any dividend or other distribution in respect of any Company Stock, or redeem, purchase or otherwise acquire any shares of Company Stock;

                (d) increase or establish any Plan or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business or as required under any existing employment agreement or other Plan, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, grant any Company Options, make any similar award, or accelerate, amend or change the period of exercisability of Company Options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any such options or shares;

                (e) enter into any other agreements, commitments or contracts that are material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;

                (f) except as contemplated by this Agreement, without the prior written consent of the Parent, otherwise take or cause to be taken any action described in clauses (b) through (g) of Section 3.8 between the date of this Agreement and the Effective Time;

                (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other means, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof or;

                (h) incur, assume or draw down any indebtedness for borrowed money, except for borrowings in the ordinary course of business;

                (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied;

                (j) change its methods of accounting in effect at September 30, 1999, except as required by changes in GAAP or SAP as concurred to by the Company's independent auditors;

                (k) make or rescind any material election with respect to Taxes, make a request for a Tax Ruling or enter into a Closing Agreement with respect to Taxes, settle or compromise any material Tax matter, or, with respect to any material Tax matter, change any method of accounting or reporting; or

                (l) agree, commit or arrange to do any of the foregoing.

           5.2. Covenants of Parent. Except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                (a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

                (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied;

                (c) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 6.1(e));

                (d) change its methods of accounting in effect at September 30, 1999, except in accordance with changes in GAAP or SAP as concurred to by Parent's independent auditors; or

                (e) agree, commit or arrange to do any of the foregoing.

          5.3. Closing Balance Sheet. The Company Stockholder and the Company shall prepare financial statements for the Company for the period ending on the month-end prior to the Closing and closest to the Closing (the "Closing Balance Sheet"), which financial statements shall be attached hereto as Schedule 5.3 and shall identify the Run-Rate Revenue for such period according to the same principles as used by the Company in the financial statements attached hereto as
Exhibit 3.6. The Closing Balance Sheet (a) shall have been prepared in accordance with the books and records of the Company, in accordance with GAAP consistently applied throughout the period covered thereby, (b) shall fairly present the financial condition and results of operations of the Company as of the date thereof and for the period covered therein and (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition and the results of operations of the Company as of the date thereof and for the period covered therein. In addition, Schedule 5.3 shall identify the number of shares of Company Stock which shall have been issued following the date hereof and prior to the Closing pursuant to exercises of Company Options.

          5.4. Access and Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford the Parent and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to the properties, personnel, Contracts and Other Agreements, any documents relating to Tax Returns of the Company and its Subsidiaries and other books and records of such party and its Subsidiaries and shall promptly deliver or make available to the other party (a) a copy of each report, schedule and other document filed by such party pursuant to the requirements of federal securities laws and (b) all other information concerning the business, properties, assets and personnel of such party and its Subsidiaries as the other party may from time to time reasonably request, including access to outside counsel of such party or any of its Subsidiaries in connection with the review of any claim, dispute, action, proceeding, suit, appeal, investigation or inquiry pending or threatened against such party or any of its Subsidiaries. The receiving party shall hold, and shall cause its representatives to hold all evaluation material in confidence and shall not disclose or make use of such evaluation material except to evaluate the Company, as otherwise provided for in this Agreement and as required under the Securities Act, the Exchange Act and any other applicable laws.

          5.5. Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the parties hereto and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          5.6. No Solicitation.

               (a) The Company shall not authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "Representatives") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal. The Company shall (i) advise Parent orally (within one day) and in writing (as promptly as practicable) of the receipt of any such inquiry or proposal by it or by any of its Subsidiaries or any of its Representatives and (ii) inform Parent orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such inquiries or proposals (including the identity of the party making such inquiry or proposal) and shall keep the other party informed of the status thereof. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties.

               (b) For purposes of this Agreement, "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the Company or any of its respective Subsidiaries, other than the transactions contemplated or permitted by this Agreement.

          5.7. Reasonable Best Efforts; Additional Actions.

               (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall cooperate and shall use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's and the Parent's borrowing or other contractual arrangements required by the transaction contemplated by this Agreement, (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including filings and submissions pursuant to the Exchange Act and the DGCL, (c) effect promptly and prosecute diligently (including responding to all reasonable requests for supplemental information) all approvals, filings and/or notices required under any applicable insurance laws for the consummation of the transactions contemplated by this Agreement, (d) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby and (e) fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI. Without limiting the generality of the foregoing, Parent shall file all filings, applications and notices contemplated by clause (c) of this Section 5.7(a) not later than ten (10) Business Days after the date of this Agreement.

               (b) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


          5.8. Changes in Representation and Warranties; Notification of Certain Matters.

               (a) Between the date of this Agreement and the Closing Date, the Company shall not enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of the Company herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date.

               (b) The Company shall give notice to the Parent, and the Parent and the Merger Sub shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          5.9. Non-Disclosure; Public Announcements.

               (a) Neither the Company nor the Company Stockholder will at any time from and after the date of this Agreement divulge, furnish or make accessible to anyone any information or documentation regarding the transaction contemplated by this Agreement, any confidential or secret aspects of the Company or the Surviving Corporation or any financial or other information about the Company or the Surviving Corporation except as required by law and except for the release contemplated by Section 5.9(b) hereof. Any information which at or prior to the time of disclosure was generally available to the public through no breach of this covenant shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto.

               (b) The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parent and the Company. Thereafter, for as long as this Agreement is in effect, the Parent and the Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their Subsidiaries and Affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, agents or policyholders) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements, in which case the parties will consult with each other regarding the form of the release or announcement.

          5.10. Indemnification of Directors and Officers.

                (a) The certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, as amended to date, of the Company and its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of the Company or any of its Subsidiaries.

                (b) The Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (individually, an "Indemnified Person" and collectively, the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses, liabilities or judgements arising out of or relating to, or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to or at or after, the Effective Time ("Indemnifiable Claims") and (ii) all Indemnifiable Claims based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or any other transaction contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be (and the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the full extent permitted by law, subject to receipt of a written undertaking from such Indemnified Person to repay all amounts advanced in the event a final and non-appealable judicial determination is made that such person was not entitled to indemnification under
DGCL). Any Indemnified Person wishing to claim indemnification under this
Section 5.10(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.10(b) except to the extent such failure prejudices such party). Indemnified Persons as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                (c) Notwithstanding the provisions of this Section 5.10, the right to indemnification under this provision shall not extend to the Company Stockholder with respect to his obligation to indemnify for Losses (as hereinafter defined) under Section 7.2 of this Agreement.

                (d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and, his or her heirs and representatives.

          5.11. Lock-up. The Company Stockholder hereby covenants and agrees with the Parent that during the period between the Closing Date and ending 180 days following the Closing Date, except as provided in, and pursuant to, the Registration Rights Agreement, he shall not sell, transfer, assign or otherwise dispose of the Parent Common Stock which the Company Stockholder shall have received as Stock Consideration without the prior written consent of the Parent, which consent the Parent shall be entitled to withhold in its full discretion. The Company Stockholder further covenants and agrees with the Parent that during the period between 180 days following the Closing Date and 365 days following the Closing Date, the Company Stockholder shall not sell, transfer, assign or otherwise dispose of more than fifty percent (50%) of the Parent Common Stock which he shall have received as Stock Consideration without the prior written consent of the Parent, which consent the Parent shall be entitled to withhold in its full discretion (the restrictions hereof being referred to as the "Lock-up").

          5.12. Company Options. The Company and the Company Stockholder shall take all actions necessary or appropriate so that, prior to the Closing, all Company Options shall be cancelled and retired and shall cease to exist, including, but not limited to, obtaining all necessary consents from the holders of Company Options and providing (in a form and on terms acceptable to Parent) any required notices to such holders of Company Options.

          5.13. Company Employees. The Company and the Company Stockholder shall offer certain bonus payments to its employees in exchange for their waiving their rights with respect to any Company Options cancelled, retired or terminated prior to or upon the Closing of this Agreement. In the event that the Parent or the Surviving Corporation shall suffer any Losses (as hereinafter defined) pursuant to claims by any employee of the Company for any bonus, severance, change of control or similar payment from the Company, whether as a result of a Company Plan or pursuant to any agreements, statements, writings or promises to any employee of the Company as a result of the transactions contemplated by this Agreement, as a result of the Merger or otherwise the Company Stockholder shall indemnify the Parent or the Surviving Corporation, as the case may be, as further provided in Section 7.2(d).

          5.14. Transfer Taxes. Parent, on the one hand, and the Company Stockholder, on the other hand, hereby covenant and agree that each of them shall be responsible for one half of any transfer taxes or similar taxes which arise in connection with the consummation of the transactions contemplated by this Agreement.

          5.15. Settlement of Claims Outstanding. Parent, the Company and the Company Stockholder agree that, as further provided in the assignment and assumption agreement between them (the "Assignment Agreement"), a form of which is attached hereto as Exhibit 5.15, the Company Stockholder shall be assigned and shall assume the defense of any pending or threatened claim (i) brought by Robert L. Ross in respect of the termination of Mr. Ross's employment with the Company, (ii) brought by Andrew Evans and/or Zero.net, Inc. in connection with the subject matter of the action entitled Zero.net, Inc. v. CRL Network Services, Inc., James G. Couch, Steven T. Sternberg and Does 1 through 50, Case No. 307040 in the Superior Court of California, (iii) brought by Olivia Han in the action entitled Olivia Han v. CRL Network Services, Inc., Phil Buckhart, et al., Case No. 301458 in the Superior Court of California, County of San Francisco, (iv) brought in respect of the subject matter of the action entitled CRL Network Services, Inc. v. Geary Market Investment Company, Ltd., Case No. 305618 in the Superior Court of California, County of San Francisco, and (v) arising from or related to the subject matter of the preceding clauses (i),
(ii), (iii) and (iv) (the "Assumed Claims"); provided, that the Company Stockholder shall be solely responsible for any and all fees and expenses incurred at any time subsequent to the Closing with respect to the defense of the Assumed Claims and, as further described in Section 7.2 hereof and in the Assignment Agreement, shall fully indemnify Parent, the Surviving Corporation and any Affiliates thereof in respect of any and all fees, expenses and Losses relating to or arising from the Assumed Claims.

          5.16. Non-Competition and Non-Disclosure. Company Stockholder hereby covenants and agrees that he shall fully perform and satisfy his obligations and covenants under the non-competition and non-disclosure agreement (the "Non-Competition Agreement") which is attached hereto as Exhibit 5.16 and which shall be executed prior to the Closing. In addition, Company Stockholder agrees that following his execution of the Non-Competition Agreement, such agreement shall be incorporated into, and form part of, this Section 5.16 and that, in the event of any conflict between this Agreement and the Non-Competition Agreement, the provisions of the Non-Competition Agreement shall take precedence.

                                   ARTICLE VI

                                   CONDITIONS

          6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

               (a) no Legal Requirements shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibit or prevent the consummation of the Merger; and

               (b) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Surviving Corporation (all such consents, authorizations, orders, approvals, filings and registrations being referred to herein as the "Requisite Regulatory Approvals").

          6.2. Conditions to Obligation of the Parent and the Merger Sub. The obligation of the Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

               (a) the Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time;

               (b) the representations and warranties of the Company and the Company Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date, in which case such representation or warranty shall have been true and correct as of such specific date and except for the representations and warranties provided in Section 3.2 hereof which, as modified by the information on



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

Schedule 5.3 hereof, shall be true and correct in all material respects as of the Effective Time as if made on and as of such date.);

               (c) there shall not have occurred any damage or destruction of, or loss to, any of the material assets of the Company, whether or not covered by insurance, which has had or is reasonably likely to have, a Material Adverse Effect, nor shall there have occurred any other event or condition which has had, or is reasonably likely to have, a Material Adverse Effect, including, without limitation, any change in applicable federal or state laws, regulations or practices which would have a Material Adverse Effect.

               (d) James G. Couch and the Parent or the Merger Sub shall have executed the Non-Competition Agreement;

               (e) the Parent shall have received a certificate signed by an executive officer of the Company to the effect of Sections 6.2(a), (b) and (c);

               (f) the Company Stockholder shall have executed the Assignment Agreement;

               (g) the Company shall have provided Parent with evidence satisfactory to Parent that the Company has obtained all consents, waivers or approvals required for the assignment or transfer of all agreements and instruments identified on Schedule 3.7 hereto;

               (h) the Company shall have furnished Parent with an opinion, dated the Closing Date, of Sheppard, Mullin, Richter & Hampton, LLP, counsel to the Company (the "Company's Counsel"), in form and substance satisfactory to Parent and its counsel, to the effect that among other items:

                   (i) the Company is a corporation duly incorporated, validly existing and in corporate good standing under the laws of the State of Delaware;

                   (ii) each of the Company's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                   (iii) the Company and each of its Subsidiaries has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

                   (iv) immediately prior to the Effective Time, the authorized and the issued and (to the knowledge of such counsel) outstanding capital stock of the Company consists of the shares specified in Section 3.2 (except as the same may have changed after the date hereof in compliance with this Agreement), and such issued and outstanding shares are validly issued and outstanding, fully paid and non-assessable;

                   (v) the Company has taken all required corporate action to approve and adopt this Agreement and the Merger and this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                   (vi) the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement by the Company will not, constitute (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or (ii) to the knowledge of such counsel, a breach, violation or impairment of, of a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation then in effect known to such counsel to be applicable to the Company or any of its Subsidiaries or its respective properties, or any material agreement, indenture, mortgage, lease or other instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is subject and in each case know to such counsel;

                   (vii) all filings required to be made by the Company prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by the Company prior to the Effective Time from, governmental and regulatory authorities of the United States and the State of Delaware in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company, have been so made or obtained, as the case may be.

               (i) the Company Stockholder and the Company shall have provided the Parent with a certified statement, pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations, that the Company is not, and has not been within the last five years, a "United States real property holding corporation".

               (j) no claim, action, suit, investigation or other proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency or otherwise relating to the transactions provided for herein or which may effect the Parent or the Company in a manner which is materially adverse;

               (k) the Company Stockholder shall have executed the Escrow Agreement; and

               (l) the Company shall have furnished the Parent with all other documents, certificates and other instruments reasonably requested by Parent.

          6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

               (a) the Parent and the Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by them under this Agreement at or prior to the Effective Time;

               (b) the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date, in which case such representation or warranty shall have been true and correct as of such specific date);

               (c) the Company shall have received a certificate signed by an executive officer of each of the Parent and Merger Sub to the effect of Sections 6.3(a) and (b); and

               (d) Parent shall have furnished the Company with an opinion, dated the Closing Date, of Dewey Ballantine LLP, counsel to the Parent ("Parent's Counsel"), in form and substance satisfactory to the Company and its counsel, to the effect that:

                   (i) Parent is a corporation duly incorporated, validly existing and in corporate good standing under the laws of the State of Delaware;

                   (ii) each of Parent's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                   (iii) Parent and each of its subsidiaries has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

                   (iv) immediately prior to the Effective Time, the authorized and the issued and (to the knowledge of such counsel) outstanding capital stock of the Parent consists of the shares specified in Section 4.2 (except as the same may have changed after the date hereof in compliance with this Agreement), and such issued and outstanding shares are validly issued and outstanding, fully paid and non-assessable;

                   (v) Parent has taken all required corporate action to approve and adopt this Agreement and the Merger and this Agreement is a valid binding obligation of Parent enforceable against Parent in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                   (vi) the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated by this Agreement by Parent will not, constitute (i) a breach or violation of, or a default under, the Charter or by-laws of Parent or any of its Subsidiaries, or (ii) to the knowledge of such counsel, a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation then in effect known to such counsel to be applicable to Parent or any of its Subsidiaries or its respective properties, or any material agreement, indenture, mortgage, lease or other instrument of Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is subject and in each case known to such counsel;

                   (vii) all filings required to be made by Parent prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by Parent prior to the Effective Time from, governmental and regulatory authorities of the United States and the State of Delaware in connection with the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement by Parent, have been so made or obtained, as the case may be.

               (e) Parent shall have executed the Escrow Agreement, the Put Option Agreement, the Registration Rights Agreement and the Assignment Agreement.

          6.4. Frustration of Closing Conditions. Neither the Company nor the Parent may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VII

             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
                                      ETC.

          All statements contained in any Exhibit or Schedule hereto or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.

          7.1. Survival of Representations, Warranties, Etc. Except as otherwise provided herein, the representations and warranties contained in Articles II, III and IV of this Agreement shall survive the Closing for a period of twelve
(12) months after the Closing Date; provided, however, that: (i) the representations and warranties contained in Section 3.12 hereof shall survive the Closing Date until thirty (30) days after the expiration of the applicable statutes of limitations for the assessment of Taxes; (ii) if the giving of any representation or warranty contained in Articles II, III or IV is made with willful or knowing fraud, it shall survive the

Closing Date for an unlimited period of time; and (iii) any specific claim or action of which specific written notice setting forth with particularity the facts underlying such claim or action is given to the party which made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein, may continue to be asserted and shall be indemnified against pursuant to this Article VII.

          7.2. Company Stockholder Agreement to Indemnify.

          (a) Subject to paragraphs (b), (c), (d), (e) and (f) of this Section 7.2, the Company Stockholder shall fully indemnify, defend and hold harmless, on an after-tax basis, the Parent, its officers, directors, employees, agents, representatives, and Affiliates and their successors and assigns against and in respect of any and all liabilities, losses, damages, claims, penalties, actions, fines, deficiencies, costs, taxes, loss of deductions or expenses (including, without limitation, the reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") regardless of whether an action has been filed or asserted against the Parent after the Closing Date, arising from, in connection with or resulting from any misrepresentation, inaccuracy or breach of representation, warranty, covenant or agreement by the Company or the Company Stockholder made in this Agreement (including, without limitation, the Schedules and Exhibits hereto and the certificates delivered hereunder) or as provided herein; provided, however, that no obligation to indemnify, defend and hold harmless the Parent under this clause shall arise unless and until the amount of Losses incurred exceeds $250,000 in the aggregate; and provided, further, that in the case of aggregate Losses in excess of $250,000, the Company Stockholder shall be liable for the entire amount of such Loss or Losses; and provided, further, that the Company Stockholder shall not be liable under this Article VII for an aggregate amount in excess of fifty percent (50%) of the value of the Merger Consideration received by the Company Stockholder, including amounts placed in the Escrow Fund, with the Parent Common Stock being valued as set forth in Section 1.4 hereof; and provided, further, that the Company Stockholder shall have no liability hereunder for any breach of any representation or warranty contained in Articles II and III of this Agreement unless specific written notice setting forth with particularity the facts constituting the alleged breach is given to the party which made such representation or warranty prior to the expiration of the period of survival of such representation and warranty as set forth in Section 7.1 above.

          (b) Notwithstanding the provisions of the foregoing Section 7.2(a) and subject to Section 7.2(c), the Company Stockholder shall have no obligation to indemnify, defend or hold harmless, the Parent, its officers, directors, employees, agents, representatives, and Affiliates and their successors and assigns against and in respect Losses arising from, in connection with or resulting from any misrepresentation, inaccuracy or breach with respect to
Section 3.6 of this Agreement by the Company or the Company Stockholder (including, without limitation, the Schedules provided thereunder) unless and until the amount of Losses incurred with respect to such matters exceeds $250,000 in the aggregate; provided, however, that in the case of aggregate Losses with respect to such matters in excess of $250,000, the Company Stockholder shall be liable for the entire amount of such Loss or Losses subject to the limitations set forth in Section 7.2(a).

          (c) In the event that the Parent, its officers, directors, agents, representatives and Affiliates and their successors and assigns shall suffer Losses which are subject to Sections 7.2(a) and 7.2(b) hereof and are valued in the aggregate in excess of $500,000, the Company Stockholder shall be liable for the entire amount of such Losses subject to the limitations set forth in Section 7.2(a) except that the first proviso of Section 7.2(a) and the whole of Section 7.2(b) shall no longer apply.

          (d) Notwithstanding Section 7.1 hereof, the representations and warranties provided in Sections 3.9(b) and hereof shall survive the Closing for a period of eighteen (18) months after the Closing Date. In addition, notwithstanding the provisions of the foregoing Sections 7.2(a), 7.2(b) and 7.2(c), the Company Stockholder shall fully indemnify, defend and hold harmless on an after-tax basis the Parent, the Surviving Corporation, any of their Affiliates and their successors and assigns against and in respect of any and all Losses (including any fees, expenses and disbursements of counsel and other agents) arising from, in connection with or resulting from the Assumed Claims or from any misrepresentation, inaccuracy or breach with respect to Sections 3.9(b), 3.12, 3.24, 5.13, and 5.15, and the first, second and third provisos of
Section 7.2(a) hereof shall not apply to limit the obligations of the Company Stockholder under this Section 7.2(d).

          (e) In addition to the foregoing provisions of Section 7.2, the Company Stockholder agrees that it shall not be necessary or required that the Parent exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Company before or as a condition to the obligations of the Company Stockholder hereunder. The indemnification liability of the Company Stockholder under the foregoing provisions of Section 7.2 shall be absolute and unconditional as if the Company Stockholder rather than the Company have made the representations and warranties herein irrespective of any right of set-off or counterclaim which may at any time be available to or asserted by the Company Stockholder against the Parent or any Affiliates thereof.

          (f) In addition, the Company Stockholder will indemnify the Parent for the costs of curing, on an emergency expedited basis, any failure of the equipment, hardware, software or systems used or intended to be used for or in connection with the Company's business (the "Equipment") and each component thereof to handle date information before, during and after January 1, 2000, including accepting date input, providing date output and performing calculations on dates or portions of dates, functioning accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the year 2000 and the new century, responding to two-digit year input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner, recognizing the year 2000 as a leap year, processing two-digit year date information in ways that are similarly unambiguous as to century, and storing and provide output of date information in ways that are similarly unambiguous as to century.

          7.3. Parent Agreement to Indemnify.

          (a) Subject to Section 7.3(b) hereof, the Parent shall fully indemnify, defend and hold harmless, on an after-tax basis, the Company Stockholder against and in respect of any and all Losses resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement by the Parent in this Agreement (including, without limitation, the Exhibits and certificates delivered hereunder) or as provided herein; provided, however, that no obligation to indemnify, defend and hold harmless the Company Stockholder under this clause shall arise unless and until the amount of Losses incurred exceeds $250,000 in the aggregate; and provided, further, that in the case of aggregate Losses in excess of $250,000, the Parent shall be liable for the entire amount of such Loss or Losses and provided, further, that the Parent shall be liable under this Article VII for an aggregate amount equal to the value of the Merger Consideration received by the Company Stockholder, including amounts placed in the Escrow Fund, with the Parent Common Stock being valued as set forth in Section 1.4 hereof; and provided, further, that the Parent shall have no liability hereunder for any breach of any representation or warranty contained in Article IV of this Agreement unless specific written notice setting forth with particularity the facts constituting the alleged breach is given to the party which made such representation or warranty prior to the expiration of the period of survival of such representation and warranty as set forth in
Section 7.1 above.

          (b) Notwithstanding the foregoing Section 7.3(a) hereof, the Parent shall fully indemnify, defend and hold harmless, on an after-tax basis, the Company Stockholder against and in respect of any and all Losses that are incurred by the Company Stockholder pursuant to his written agreement to guarantee the obligations of the Company under certain agreements to which the Company is a party; provided, however that the Parent shall have no liability under this Section 7.3(b) unless and until specific written notice setting forth with particularity the facts constituting the basis of the applicable Loss or Losses is given to the Parent.

          7.4. Procedures Relating to Indemnification. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons (other than by federal, state or local income tax



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

authorities or by the Parent), and the amount of such claim is acknowledged by the Company Stockholder to be fully covered by the foregoing indemnity, as limited herein, the Company Stockholder may elect to defend against such claim at their expense, in lieu of the Parent assuming such defense; provided, that the Parent shall be entitled to participate in or monitor such defense at its expense and the Company Stockholder will fully cooperate with the Parent and their counsel with respect thereto. If the Company Stockholder so elects to assume such defense, he shall retain counsel reasonably satisfactory to the Parent. No compromise or settlement of such claim may be effected by either party without the other party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and
(ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement.

                                  ARTICLE VIII

                                   TERMINATION

          8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approvals:

               (a) By the mutual written consent of the Parent, the Merger Sub and the Company;

               (b) By the Parent or the Company at any time on or after the later to occur of:

                 (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and

                 (ii) January 31, 2000, if the Effective Time shall not have occurred on or before that date and if any of the conditions to the obligation of the terminating party to close the Merger has not, at that time, been fulfilled; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, either the failure of the Effective Time to occur on or before such date or the failure of fulfillment before such date of any of the conditions to such terminating party's obligation to close the Merger;

     or at such time as a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

               (c) By the Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this
Section 8.1(c) unless the breach of representation or warranty would entitle the terminating party not to consummate the transactions contemplated hereby under
Section 6.2(b) (in the case of a breach of representation or warranty by the Company) or Section 6.3(b) (in the case of a breach of representation or warranty by Parent); or

               (d) By the Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

          8.2. Procedure for and Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned by the Parent or the Merger Sub, on the one hand, or by the Company, on the other hand, pursuant to Section 8.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except (i) with respect to the willful breach by any party hereto, and (ii) that this Section 8.2, the last sentence of Section 5.4, Section 8.3, Section 9.2 and Section 9.3 shall survive the termination of this Agreement.

          8.3. Failure to Close by Parent. In the event that the Parent shall fail to close the transactions contemplated by this Agreement for any reason except those reasons set forth in Sections 8.1(a) and 8.1(b)(i) and except for terminations hereof by the Parent as provided in Sections 8.1(b)(ii), 8.1(c) and 8.1(d), the Parent shall be responsible for and shall reimburse the Company for all reasonable legal fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 9.1:

               (a) "Affiliate", with respect to any person, shall mean any person controlling, controlled by or under common control with such person;

               (b) "Business Day" shall mean each day on which banking institutions in New York, NY are not authorized or required to close;

               (c) "including" shall, unless the context clearly requires otherwise, mean including but not limited to the items or things following such term;

               (d) "knowledge", "to the knowledge of", "best knowledge" and any similar language shall mean, with respect to the Company or any of its Subsidiaries, the actual knowledge, after due inquiry, of the Company Stockholder and of any other person who, on the date hereof, is an officer of the Company or any such Subsidiary;

               (e) "Material Adverse Effect", with respect to any person, shall mean a material adverse effect on the business, financial condition or results of operations of such person and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (i) the transactions contemplated hereby or the public announcement thereof, (ii) any change in general economic conditions or (iii) with respect to the Company, any action taken by the Company or any of its Subsidiaries at the specific request of the Parent.

               (f) "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and

               (g) "Subsidiary", with respect to any corporation or other person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which is directly or indirectly owned by such person, and any other entity over which such corporation or other person has control as a result of ownership interests, any contract or other arrangement, or through any other means. For purposes of this Agreement, all references to "Subsidiaries" of a person shall be deemed to mean "Subsidiary" if such person has only one Subsidiary.

          9.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented, whether before or after the Stockholder Approvals, only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the Company's Stockholders, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the stockholders of the Company, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

          9.3. Waiver of Compliance; Consents. Any failure of the Parent or the Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent, the Merger Sub or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

          9.4. Restrictive Legend. Each certificate representing Parent Common Stock to be delivered to the holders of Company Stock hereunder shall, except as otherwise provided in this Section 9.4, be stamped or otherwise imprinted with a legend substantially in the following form:

          "THIS SECURITY IS SUBJECT TO RESTRICTIONS REGARDING THE SALE THEREOF UNDER AN AGREEMENT AND PLAN OF MERGER DATED DECEMBER __, 1999 BETWEEN THE HOLDER THEREOF AND PARENT CORPORATION, HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities being sold thereby may be publicly sold without registration under the Securities Act.

          9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next Business Day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (1)  if to the Parent or the Merger Sub, to:

                         AppliedTheory Corporation
                         40 Cutter Mill Road, Suite 405
                         Great Neck, NY 11021
                         Telecopier: (516) 466-8650
                         Attention:    Lawrence B. Helft,
                                       President & C.O.O.

                         with a copy to:

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, NY 10019
                         Attention: Frank E. Morgan II
                         Telecopier: (212) 259-6333

                    (2)  if to the Company, to:

                         CRL Network Services, Inc.
                         120 Montgomery
                         Suite 1230
                         San Francisco, CA 94104

                         with copies to:

                         Sheppard, Mullin, Richter & Hampton LLP
                         4 Embarcadero Center
                         17th Floor
                         San Francisco, CA 94111
                         Attention: A. John Murphy
                         Telecopier:  (415) 434-3947

                    (3)  if to the Company Stockholder:

                         James G. Couch
                         Box 8343
                         Incline Village, NV
                         89452

          9.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, representatives, affiliates, subsidiaries, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          9.7. Expenses. Whether or not the Merger is consummated, except as provided in Section 5.15 and Section 8.3 hereof, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

          9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

          9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          9.11. Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

          9.12. No Third Party Beneficiaries. Except as provided in Section 5.10(b), this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

          9.13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       CRL NETWORK SERVICES, INC.

                                       By
                                          -----------------------------
                                          Name:
                                          Title:

                                       APPLIEDTHEORY CORPORATION

                                       By
                                          -----------------------------
                                          Name:   Danny E. Stroud
                                          Title: Vice President - Corporate
                                                 Development and Western
                                                 Operations

                                       APPLIEDTHEORY REEF ACQUISITION CORP.

                                       By
                                          -----------------------------
                                          Name: Danny E. Stroud
                                          Title: Vice President - Corporate
                                                 Development and Western
                                                 Operations

                                          -----------------------------
                                               James G. Couch